Exhibit 99.1

Albireo Reports Q1 2020 Financial Results and Provides Business Update

— Commercial preparations advancing, with topline PEDFIC 1 results expected mid-2020 —
— First sites initiated for second pivotal trial in biliary atresia —
— Management to host conference call and webcast today at 10:00 a.m. ET —

BOSTON, MA — May 7, 2020 — Albireo Pharma, Inc. (Nasdaq: ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today provided a business update and reported financial results for the first quarter ended March 31, 2020.

“Despite the unprecedented challenges of COVID-19, our fundamentals remain unchanged, and we continue to make significant progress across our development programs, while accelerating preparations for commercialization,” said Ron Cooper, President and Chief Executive Officer of Albireo. “In PFIC, we are now months away from our Phase 3 data readout, and we are advancing our preparations in manufacturing, market development, market access, patient support and other areas. Meanwhile, we are advancing pivotal trials in biliary atresia and Alagille syndrome, and our NASH program is making excellent progress, with data readout from our Phase 2 trial also a few months away.

“COVID-19 has had a sweeping impact across the industry and society as a whole. We have successfully adapted our business operations, with the safety of our employees and the patient communities as our top priority. We are fortunate that our clinical trials in PFIC and NASH have completed enrollment this quarter, and we have sufficient clinical trial supply to support those programs. As of now, our prior guidance regarding our clinical trials remains unchanged.”

More information on the impact of COVID-19 on Albireo is available at albireopharma.com.

Recent Highlights

Odevixibat

•	With the PEDFIC 1 trial fully randomized, have accelerated preparations for commercialization. More than three-quarters of patients have completed the trial, and we continue to expect topline results mid-2020 and anticipate potential first regulatory approval H2 2021.

•	We have initiated the first clinical trial sites for the BOLD pivotal study, Biliary Atresia and the Use of Odevixibat in Treating Liver Disease. Biliary atresia is a rare pediatric liver disease that is the leading cause of liver transplants among children, and for which there is no approved pharmacological therapy. Biliary atresia is the most common rare pediatric cholestatic liver disease and the largest market opportunity in that therapeutic category. The U.S. Food and Drug Administration (FDA) and European Commission have granted orphan designations for odevixibat in the treatment of biliary atresia.

•	Received FDA feedback and are finalizing pivotal trial design in Alagille syndrome. Anticipate initiating trial by the end of this year. The FDA and the European Commission have granted orphan designations for odevixibat in the treatment of Alagille syndrome.

Pipeline

•	Achieved full enrollment in elobixibat Phase 2 trial in NAFLD and NASH. Proof-of-concept study is the first study ever conducted in both NAFLD and NASH patients with an IBAT inhibitor. Expect topline data by mid 2020. Additonally, expect topline data from another Phase 2 trial being conducted through our partner EA Pharma in Japan by the end of the year or early next year.

•	Continued as planned IND-enabling studies of lead preclinical candidate with novel mechanism of action.

Corporate

•	Completed equity capital raise of net $43.0 million.

First Quarter 2020 Financial Results

•	Revenues were $1.5 million for the first quarter of 2020, compared with $0.6 million for the first quarter of 2019. The higher revenue was due to the estimated royalty revenue received from EA Pharma for elobixibat for the treatment of chronic constipation. The royalty revenue is passed on to HealthCare Royalty Partners.

•	R&D expenses were $16.1 million for the first quarter of 2020, compared with $8.3 million for the first quarter of 2019. The higher expenses were primarily due to program expenses for odevixibat and elobixibat, as well as personnel costs, as we continue to increase our program activities and headcount.

•	G&A expenses were $8.2 million for the first quarter of 2020, compared with $5.3 million for the first quarter of 2019. The increase was attributable to personnel and related expenses, as we continue to increase our headcount, and commercialization readiness expenses.

•	Net loss for the first quarter of 2020 was $31.5 million, or $(2.23) per share, compared with $16.7 million, or $(1.39) per share for the first quarter of 2019.

•	The company had cash and cash equivalents at March 31, 2020, of $150.5 million, which compares with $150.3 million at March 31, 2019. During the first quarter of 2020, an additional $43.0 million of net cash was raised through an underwritten public offering of our common stock. As a result, cash and cash equivalents are anticipated to be sufficient into the second half of 2021.

Conference Call

As previously announced, Albireo will host a conference call and webcast today, May 7, 2020, at 10:00 a.m. ET. To access the live conference call by phone, dial 877-407-0792 (domestic) or 201-689-8263 (international), and provide the access code 13699920. A live audio webcast will be accessible from the Media & Investors page of Albireo’s website, http://ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Media & Investors page of Albireo’s website for 3 months following the event.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, and other liver and gastrointestinal diseases and disorders. Albireo’s lead product candidate, odevixibat, is being developed to treat rare pediatric cholestatic liver diseases, and is in Phase 3 clinical trials in both progressive familial intrahepatic cholestasis (PFIC) and biliary atresia. Albireo’s clinical pipeline also includes two Phase 2 product candidates. Elobixibat is in Phase 2 development in NAFLD and NASH. Approved in Japan for the treatment of chronic constipation, elobixibat is the first ileal bile acid transporter (IBAT) inhibitor approved anywhere in the world.

Albireo was spun out from AstraZeneca in 2008. Albireo Pharma is located in Boston, Mass., and its key operating subsidiary is located in Gothenburg, Sweden. The Boston Business Journal named Albireo one of the 2019 Best Places to Work in Massachusetts. For more information on Albireo, please visit www.albireopharma.com.

About Odevixibat

Odevixibat is a product candidate being developed to treat rare pediatric cholestatic liver diseases and is in Phase 3 development in both progressive familial intrahepatic cholestasis (PFIC) and biliary atresia. A highly potent and selective inhibitor of the ileal bile acid transporter (IBAT), odevixibat has minimal systemic exposure and acts locally in the small intestine.

The odevixibat PFIC program has received fast track, rare pediatric disease and orphan drug designations in the United States. In addition, the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to odevixibat for the treatment of Alagille syndrome, biliary atresia and primary biliary cholangitis. The European Medicines Agency (EMA) has granted odevixibat orphan designation, as well as access to the PRIority MEdicines (PRIME) scheme for the treatment of PFIC. Its Pediatric Committee has agreed to Albireo's odevixibat Pediatric Investigation Plan for PFIC. EMA also has granted orphan designation to odevixibat for the treatment of Alagille syndrome, biliary atresia and primary biliary cholangitis.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of odevixibat, elobixibat or any other Albireo product candidate or program, including regarding expectations regarding the impact of COVID-19 on our business and our ability to adapt our approach as appropriate; the Phase 3 clinical program for odevixibat in patients with PFIC, the pivotal trial for odevixibat in biliary atresia, the planned pivotal trial for odevixibat in Alagille syndrome, the Phase 2 clinical trial for elobixibat in NAFLD/NASH, and another Phase 3 trial for elobixibat being conducted by EA Pharma in Japan; the target indication(s) for development or approval, the size, design, population, location, conduct, cost, objective, enrollment, duration or endpoints of any clinical trial, or the timing for initiation or completion of or availability or reporting of results from any clinical trial, including the Phase 3 PFIC trial for odevixibat, and the long-term open-label extension study, the pivotal trial for odevixibat in biliary atresia, the planned pivotal trial for odevixibat in Alagille syndrome, or the Phase 2 trial for elobixibat in NAFLD/NASH; the potential approval and commercialization of odevixibat; discussions with the FDA or EMA regarding our programs; the potential benefits or competitive position of odevixibat, elobixibat, or any other Albireo product candidate or program or the commercial opportunity in any target indication; the potential benefits of an orphan drug designation; the period for which Albireo’s cash resources will be sufficient to fund its operating requirements (runway); or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of odevixibat to date, including findings in indications other than PFIC, will be predictive of results from the trials comprising the Phase 3 PFIC program or any other clinical trials of odevixibat; whether either or both of the FDA and EMA will determine that the primary endpoint for their respective evaluations and treatment duration of the double-blind Phase 3 trial in patients with PFIC are sufficient, even if the primary endpoint is met with statistical significance, to support approval of odevixibat in the United States or the European Union, to treat PFIC, a symptom of PFIC, a specific PFIC subtype(s) or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of odevixibat, including the trials comprising the Phase 3 PFIC program, the pivotal program in biliary atresia or the planned pivotal program in Alagille syndrome, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or European Union; delays or other challenges in the recruitment of patients for, or the conduct of, the double-blind Phase 3 trial or other pivotal trials; and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Hans Vitzthum, LifeSci Advisors, LLC., 212-915-2568

Media Contact: Heather Anderson, 6 Degrees, 980-938-0260, handerson@6degreespr.com

Albireo Pharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$150,515	$131,843
Prepaid expenses and other current assets	7,818	9,956
Total current assets	158,333	141,799
Property and equipment, net	554	597
Goodwill	17,260	17,260
Other assets	5,962	5,413
Total assets	$182,109	$165,069
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,788	$4,785
Accrued expenses	7,561	13,486
Other current liabilities	798	653
Total current liabilities	15,147	18,924
Liability related to sale of future royalties	49,407	48,714
Other long-term liabilities	4,121	4,270
Total liabilities	68,675	71,908
Stockholders’ Equity:
Common stock, $0.01 par value per share — 30,000,000 authorized at March 31, 2020 and December 31, 2019; 14,977,855 and 12,749,443 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	149	127
Additional paid-in capital	291,221	245,769
Accumulated other comprehensive income	12,739	6,452
Accumulated deficit	(190,675)	(159,187)
Total stockholders’ equity	113,434	93,161
Total liabilities and stockholders’ equity	$182,109	$165,069

Albireo Pharma, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$1,549	$570
Operating expenses:
Research and development	16,130	8,329
General and administrative	8,153	5,293
Other operating expense, net	6,816	2,296
Total operating expenses	31,099	15,918
Operating loss	(29,550)	(15,348)
Interest expense, net	(1,938)	(1,309)
Net loss	$(31,488)	$(16,657)
Net loss per share attributable to holders of common stock:
Net loss per common share - basic and diluted	$(2.23)	$(1.39)
Weighted-average shares outstanding:
Weighted-average common shares used to compute basic and diluted net loss per common share	14,132,217	12,001,125